Exhibit 99.1

Contact:

Patrick J. Sullivan, Chairman, President, & CEO

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation: 978-266-3010

www.cytyc.com

David Walsey

Media: Greg Tiberend

The Ruth Group: 646-536-7029

Lloyd Benson/Shanti Skiffington

Schwartz Communications: 781-684-0770

Cytyc Corporation Announces Pricing of $220 Million Convertible Notes Offering

BOXBOROUGH, Mass.—(BUSINESS WIRE)—March 17, 2004—Cytyc Corporation (Nasdaq: CYTC—News) today announced that it has entered into an agreement, subject to customary closing conditions, for the sale of $220 million of 2.25% convertible notes due 2024. Cytyc has granted the initial purchasers a 13-day option to purchase up to an additional $30 million of notes. The offering is expected to close on March 22, 2004. Cytyc intends to use the net proceeds of this offering towards the financing of its previously announced acquisition of Novacept, a California corporation. If the acquisition of Novacept is not consummated, Cytyc intends to use the net proceeds from this offering for general corporate purposes, general working capital and possible future acquisitions.

The notes will be convertible under certain circumstances into shares of Cytyc’s common stock at an initial conversion rate of 33.7041 shares per $1,000 principal amount of notes. This represents a conversion price of $29.67 per common share, or a conversion premium of 50.00%.

The notes will bear interest at 2.25% per annum payable semiannually. Cytyc will also pay contingent interest on the notes during any six month interest period beginning March 15, 2009, in which the trading price of the notes for a specified period of time equals or exceeds 120% of the principal amount of the notes. Beginning March 20, 2009, Cytyc may redeem any of the notes at par plus accrued and unpaid interest. The holders of the notes may require Cytyc to redeem the notes on March 15 of 2009, 2014 and 2019, or on the occurrence of certain designated events affecting Cytyc, at par plus accrued and unpaid interest.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds and the expected closing date of the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions or events that may affect Cytyc’s ability to complete the offering or to use the net proceeds as intended, and other risks detailed from time to time in Cytyc’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. Cytyc disclaims any intent or obligation to update these forward-looking statements.